                                                                               .
                                                                               .
                                                                               .
                                                                     EXHIBIT 5.1


Our ref       JAB/613559/379423/v5



Suntech Power Holdings Co., Ltd.         Direct:     +852 2971 3007
17-6 Changjiang South Road               Mobile:     +852 9020 8007
New District, Wuxi                       E-mail:     richard.thorp@maplesandcalder.com
Jiangsu Province 214028
People's Republic of China


                                                                     [    ] 2005


Dear  Sir


SUNTECH POWER HOLDINGS CO., LTD.

We act as Cayman Islands counsel for Suntech Power Holdings Co., Ltd (the "COMPANY"), a Cayman Islands company, in connection with, inter alia, the proposed issue and sale by the Company and the sale by the selling shareholders (the "SELLING SHAREHOLDERS") of ordinary shares, par value US$0.01 per share (the "UNDERLYING ORDINARY SHARES") to The Bank of New York (the "COMMON DEPOSITARY"), such Ordinary Shares to be represented by American Depositary Shares ("ADSs") to be issued by the Common Depositary. The issuance of the ADSs constitutes an initial public offering by the Company as contemplated by the registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "REGISTRATION Statement"). We have been requested to render this opinion in connection with the Company's application for the listing on the New York Stock Exchange of the ADSs (the "APPLICATION").

1        DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation dated 8 August 2005 and Memorandum and Articles of Association of the Company adopted on 29 August 2005 and the form of Second Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution on 26 October 2005 effective conditional and immediately upon commencement of the trading of the Company's ADSs on the New York Stock Exchange (together the "MEMORANDUM AND ARTICLES OF ASSOCIATION");

1.2 the register of members of the Company as provided to us by the Company;

1.3      the minutes of the meeting of the Board of Directors of the Company
         held on [    ] 2005 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.4      the minutes of the meeting of the shareholders of the Company dated
         [      ] 2005;

1.5      a certificate from a Director of the Company dated [     ] 2005, a copy
         of which is annexed hereto (the "DIRECTOR'S CERTIFICATE"); and

1.6      the Registration Statement.


2        ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:


(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.


(ii)     The genuineness of all signatures and seals.


3        OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:


3.1 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.


3.2 The authorised share capital of the Company, with effect on [ ] 2005, and following the automatic conversion of all the Series A Preferred Shares in issue into Ordinary Shares, will be US$5,000,000 divided into 500,000,000 Ordinary Shares of a nominal or par value of US$0.01 each.


3.3 The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.


3.4 Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

3.5 The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.


3.6 There is no law of the Cayman Islands or regulation of any Cayman Islands authority requiring the Company to prepare or file financial reports with the government or any authority in the Cayman Islands.


3.7 The provisions regarding the composition, election and classification of the board of directors of the Company and the approval policies, quorum requirements for shareholders' meetings and methods of voting set forth in the Memorandum and Articles of Association are not contrary to the Companies Law (2004 Revision) of the Cayman Islands.


3.8      No member of Maples and Calder is a director or officer of the Company.



4        QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).


Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,




MAPLES AND CALDER